Exhibit 3.1

Amendment to Bylaws

Of

NOVO INTEGRATED SCIENCES, INC.

a Nevada corporation

Adopted September 27, 2023

The Bylaws of NOVO INTEGRATED SCIENCES, INC. are hereby amended as follows:

Section 2.6 of the Bylaws is hereby amended and restated in its entirety to provide as follows:

2.6 Quorum. The holders of one-third (33⅓%) of the stock issued and outstanding and entitled to vote thereat, present in person or represented by proxy, shall constitute a quorum at all meetings of the stockholders for the transaction of business except as otherwise provided by statute or by the Articles of Incorporation. If, however, such quorum shall not be present or represented at any meeting of the stockholders, the stockholders entitled to vote thereat, present in person or represented by proxy, shall have the power to adjourn the meeting from time to time, without notice other than announcement at the meeting, until a quorum shall be present or represented. At such adjourned meeting at which a quorum shall be present or represented, any business may be transacted which might have been transacted at the meeting as originally notified.

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